UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2005

Banner Corporation
(Exact name of registrant as specified in its charter)

Washington	0-26584	91-1691604
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

10 S. First Avenue, Walla Walla, Washington		99362
(Address of principal executive offices)		(Zip Code)

Registrant's telephone number (including area code): (509) 527-3636

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 7.01 Regulation FD Disclosure

        On March 9, 2005, Banner Corporation announced plans for additional branch locations and the associated financial impact. A copy of the press release announcing the plans for additional branch locations is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

        (c)        Exhibits

        99.1     Press Release of Banner Corporation dated March 9, 2005.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

BANNER CORPORATION

Date: March 9, 2005	By: /s/ Lloyd W. Baker
Lloyd W. Baker
Executive Vice President and Chief Financial Officer

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Exhibit 99.1

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The Cereghino Group                                       CONTACT: D. MICHAEL JONES, PRESIDENT AND CEO
corporate investor relations                                                    LLOYD BAKER,CFO
5333 15th ave south ste 1500                                                (509) 527-3636
Seattle, WA 98108
(206) 762-0993
www.stockvalues.com

                                                                                News Release

BANNER CORPORATION ANNOUNCES ADDITIONAL BRANCH LOCATIONS

Walla Walla, WA - March 9, 2005 - Banner Corporation (Nasdaq: BANR), the parent company of Banner Bank, today announced that the Bank has signed a letter of intent to acquire a branch facility in Burlington, Washington. In addition, the Bank has signed letters of intent on two additional facilities in the greater Boise, Idaho area. This brings to 11 the number of new or relocated branches that the Bank expects to open in 2005.

"We have embarked on a strategy to grow our franchise and improve our branch network to be more accessible and convenient to our customers," said D. Michael Jones, President and CEO. "The purpose of this expansion is to grow core deposits and become less dependent on certificates of deposit and borrowed funds. Over time, we expect the expansion to improve our deposit mix, cost of funds and income performance while building long-term franchise value. However, in the short-term, as the Bank hires staff and incurs operating and marketing expenses ahead of earnings potential, these new branches will reduce our profitability. In 2005, the Bank expects to incur a reduction of approximately $2.5 million in net after-tax profits from what would otherwise be the case if these new locations were not opened."

In the first quarter of 2005, three branches have already become fully operational in Kent, Edmonds and Everett, Washington. Also in the first quarter, the Bank opened a branch in Mercer Island, Washington and relocated and expanded its Lynden, Washington branch. During March 2005, the Bank plans to open an office in Lynnwood, Washington and relocate a branch in Spokane Valley, Washington. Branches under construction include an office in Walla Walla, Washington, which will be a relocation of an existing smaller facility and will include significant drive-through capacity, and an office in Vancouver, Washington.

In March 2004, the Company announced its decision to enter the southwestern Idaho market, including Boise and Twin Falls. Subsequently, the Company announced plans to open three full-service branch facilities in support of this expansion. One of these facilities, a primary branch in a 12-story office building in downtown Boise, is now expected to be completed in late 2005 rather than in 2006 as earlier expected. The other two offices are expected to open this summer. With the announcement of the two new Boise area facilities described above, the Bank now has committed to five southwestern Idaho full-service branches in addition to the two existing loan offices.

"We are making a significant investment both in terms of capital and near-term profitability in developing these locations," said Jones. "However, we expect these branches to complement our existing network and allow us to deliver improved customer service and convenient locations to new and existing customers."

Banner Corporation is the parent company of Banner Bank, a commercial bank which operates a total of 50 branch offices and 12 loan offices in 23 counties in Washington, Oregon and Idaho. Banner Bank serves the Pacific Northwest region with a full range of deposit services and business, commercial real estate, construction, residential, agricultural and consumer loans. Visit Banner Bank on the Web at www.bannerbank.com.

Statements concerning future performance, developments or events, expectations for earnings, growth and market forecasts, and any other guidance on future periods, constitute forward-looking statements, which are subject to a number of risks and uncertainties that are beyond the Company's control and might cause actual results to differ materially from the expectations and stated objectives. Factors which could cause actual results to differ materially include, but are not limited to, regional and general economic conditions, management's ability to generate continued improvement in asset quality and profitability, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, loan delinquency rate , construction costs, marketing and staffing costs for the new office facilities, the successful operation of the newly-opened branches and loan offices, competition, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, other economic, competitive, governmental, regulatory and technological factors affecting operations, pricing, products and services and the Company's ability to successfully resolve the outstanding credit issues and/or recover check kiting losses. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. The Company undertakes no responsibility to update or revise any forward-looking statements.

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